Exhibit 4.38

CONFIDENTIAL

17 October 2024

Primech AI Pte. Ltd.

(Entity No. 202421551D)

23 Ubi Crescent

Singapore 408579

Attention:	Ho Kin Wai Director

(hereinafter referred to as “you” or the “Borrower”)

Dear Sirs

TERM LOAN BANKING FACILITY

The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the “Bank”) is pleased to offer Primech AI Pte. Ltd. a term loan facility on the terms and conditions set out in this letter and the Appendix: Details of Benchmark Rates (collectively, the “Facility Letter”). The Bank and the Borrower may enter into an agreement to supplement or amend any tenn relating to the Appendix: Details of Benchmark Rates (the “Rate Supplement”). A Rate Supplement shall be effective and binding on all parties if signed by the Borrower and the Bank.

Terms otherwise undefined in this letter shall have the meaning ascribed to it in the Appendix: Details of Benchmark Rates.

This Facility Letter shall be valid for acceptance by the Borrower for 21 days from the date of this Facility Letter (the “Offer Date”). If the Bank does not receive this Facility Letter accepted by the Borrower and duly consented and agreed by Ho Kin Wai, Kwek Jin Ngee, Vernon (collectively, the “Personal Guarantors”), Primech Holdings Ltd. and Primech A & P Pte. Ltd. (collectively, the “Corporate Guarantors”) within 21 days from the Offer Date, this Facility Letter shall be deemed to have lapsed and expired, unless the Bank has in its sole discretion given its written approval to extend the date for acceptance of this Facility Letter. The Personal Guarantors and the Corporate Guarantors shall collectively be referred to herein as the “Guarantors”.

Any reference(s) to the term “Guarantors” in this Facility Letter shall be construed as a reference to each “Guarantor” or all of them (as the case may be), and vice versa.

Issued by The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (UEN S16FC0010A).

The Hongkong and Shanghai Banking Corporation Limited is incorporated in the Hong Kong SAR with limited liability.

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1.	Facility

Subject to the terms of this Facility Letter, the Bank makes available to the Borrower a Singapore Dollar term loan facility in an aggregate amount of up to SGD500,000/- (the “Facility”).

2.	Purpose

2.1	The Borrower shall apply all amounts borrowed by it under the Facility towards the working capital of the Borrower.

2.2	The Bank is not bound to monitor or verify the application of any amount borrowed pursuant to this Facility Letter.

3.	Termination Date

Without prejudice to the Bank’s rights under any other provision of this Facility Letter to require payment of, inter alia, the Loans (as defined below) and all other amounts owing under the Loans, this Facility shall be repaid no later than thirty-six (36) months from the date of the first utilisation of the Facility or such other date as the Bank may in its sole discretion approve in writing (the “Termination Date”).

4.	Availability

Subject to fulfilment of all conditions precedent in Clause 5 of this Facility Letter, the Facility shall be available for drawing from the date of the Borrower’s acceptance of the Facility Letter to twelve (12) months from the date of such acceptance (or such other date as the Bank may approve in its sole discretion) (the “Availability Period”). Any amounts of the Facility undrawn at the end of the Availability Period shall be deemed cancelled.

5.	Conditions of Utilisation

5.1	Initial Conditions Precedent

The Borrower may not utilise the Facility until:-

(a)	the Bank has received the following documents and evidence in such form and substance satisfactory to the Bank:-

(i)	the attached duplicate copy of this Facility Letter, duly accepted by the Borrower and the form of confirmation duly signed by the Guarantors;

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(ii)	the resolutions of the Board of Directors of the Borrower approving the acceptance of the Facility and the provision of any documents required by the Bank;

(iii)	a certified true copy of the constitutional documents as the Bank may require of the Borrower;

(iv)	a certified true copy of the constitutional documents as the Bank may require for each of the Corporate Guarantors;

(v)	the Security Documents, together with all documents which may be required or necessary for the purposes of perfecting each of the Security Documents, duly executed by the Guarantors;

(vi)	the respective resolutions of the Board of Directors of the Corporate Guarantors approving the execution of the relevant Security Document in favour of the Bank and the provision of any other documents required by the Bank;

(vii)	such other documents as the Bank may require.

(b)	the Bank is satisfied that:-

(i)	no event has occurred nor has any circumstances arisen including changes in the financial condition of the Borrower or any Guarantors which, in the opinion of the Bank, would affect the Borrower’s or that Guarantors’ ability to repay the Bank or perform and observe the Borrower’s or that Guarantors’ obligations to the Bank (as the case may be);

(ii)	no material change in the operating environment, management or directorship of the Borrower or any Corporate Guarantor (where applicable) has occurred;

(iii)	there are no petition(s) for bankruptcy or bankruptcy orders, petition(s) for winding up or winding-up orders (as the case may be) against the Borrower or any Guarantor;

(iv)	there are no application(s) for an order that the Borrower or any Corporate Guarantor (where applicable) be placed under judicial management;

(v)	there are no writ(s) of seizure and sale issued against the Borrower or any Guarantors;

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(vi)	there are no legal proceedings, suits or actions of any kind whatsoever (civil or criminal) instituted against the Borrower or any Guarantors; and

(vii)	there are no circumstances which in the opinion of the Bank would have adversely affected the Bank’s ability, decision or willingness to grant the Facility to the Borrower.

5.2	Further Conditions Precedent

The Bank will only be obliged to allow utilisation of any Loan if on the date of the Utilisation Request (as defined below) and on the proposed utilisation date:-

(a)	no Event of Default (as defined below) is continuing or would result from the proposed Loan; and

(b)	all the representations and warranties made by the Borrower in Clause 13 are true in all material respects.

6.	Utilisation

6.1	The Borrower may utilise the Facility by delivering to the Bank a utilisation request substantially in the form set out in the Appendix - Form of Utilisation Request or such other form specified by or acceptable to the Bank (the “Utilisation Request”) not later than 10:00 a.m. (Singapore time) on the date of the proposed utilisation.

6.2	Multiple utilisations are permitted in respect of the Facility, subject to a maximum of 3 utilisations.

6.3	A Utilisation Request given in respect of the Facility is irrevocable and will not be regarded as having been duly completed unless:-

(a)	the proposed utilisation date is a Business Day within the Availability Period;

(b)	the currency of the utilisation is specified as Singapore Dollar;

(c)	the amount of the proposed utilisation, in a minimum amount of SGD30,000/- and in integral of SGDI0,000/- is specified;

(d)	the proposed interest period is specified;

(e)	documentary evidence satisfactory to the Bank evidencing the leasing cleaning machines by the Borrower to its end client; and

(f)	the mode of disbursement is specified to be made directly to its supplier.

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6.4	Only one (1) Loan (as defined below) may be requested in each Utilisation Request.

7.	Interest

7.1	The interest on each loan under the Facility (each a “Loan” and collectively, “Loans”) for each interest period shall be 3% per annum (the “Margin”) above the rate which the Bank determines is the SORA Reference Rate, as conclusively determined by the Bank from time to time applicable to the Loan during that interest period.

7.2	The Borrower shall pay accrued interest on each Loan on the last day of each interest period for that Loan, and where the interest period exceeds 3 months, on the dates falling at 3-monthly intervals after the first day of the interest period.

7.3	If the Borrower fails to pay any amount payable by it under the Facility, interest shall accrue on such overdue amount from the due date up to the date of actual payment (both before and after demand or judgement) at the rate of 5% above the applicable interest rate, or such other rate as deemed appropriate by the Bank at its sole discretion. The Bank may at its sole discretion select any period of time as the interest period for such overdue amount, and default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each interest period applicable to that overdue amount, but notwithstanding the foregoing, such overdue amount and the accrued interest thereon shall nevertheless remain immediately due and payable by the Borrower to the Bank.

7.4	The Borrower authorises the Bank to debit all applicable interest from its applicable account with the Bank.

8.	Interest Period

8.1	The Borrower may select an interest period of up to one (1) month, or any other period agreed between the Bank and the Borrower, in the Utilisation Request for a Loan.

8.2	An interest period for a Loan shall not extend beyond the Termination Date.

8.3	Each interest period for a Loan shall commence on the utilisation date of that Loan, or if the Loan has already been made, on the last day of the preceding interest period of that Loan.

8.4	If an interest period would otherwise end on a day which is not a Business Day, that interest period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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9.	Repayment

9.1	The principal amount of each utilisation under the Facility shall be repaid in monthly instalments, each of equal amount, to commence one month from the date of the relevant utilisation. Without prejudice to the foregoing, the Facility shall be repaid not later than the Termination Date.

9.2	The Bank may adjust the amount of any or each repayment if the Facility is not fully drawn or is partially prepaid.

9.3	Any amount repaid shall not be redrawn.

9.4	The Borrower authorises the Bank to debit all repayments from its applicable account with the Bank on the relevant due date.

10.	Prepayment and Cancellation

10.1	Illegality

If it becomes unlawful for the Bank to perform any of its obligations as contemplated by this Facility Letter or to fund or maintain any Loan, the Bank shall notify the Borrower, and upon such notification, the Facility shall be immediately cancelled, and the Borrower shall repay each Loan on the last day of the interest period for that Loan occurring after the Bank’s notification or, if earlier, the date specified by the Bank in the notification (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Voluntary Cancellation

(a)	Subject to payment of the cancellation fee (if any) specified in this Facility Letter, the Borrower may, if it gives the Bank not less than thirty (30) days’ prior written notice, cancel the whole or any part of the Facility.

(b)	Any notice of cancellation given by the Borrower shall be irrevocable, and unless a contrary indication appears in this Facility Letter, shall specify the date or dates upon which the relevant cancellation is to be made and the amount of that cancellation.

10.3	Voluntary Prepayment

(a)	Subject to payment of the prepayment fee (if any) specified in this Facility Letter, the Borrower may, if it gives the Bank not less than thirty (30) days prior written notice, prepay the whole or any part of the Facility (but if in part, being an amount that reduces the Facility by a minimum amount of SGD10,000/- and in integral multiples thereof).

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(b)	The Facility may only be prepaid after the last day of the Availability Period, or if earlier, the day on which the available Facility is zero.

(c)	Any part of the Facility which is prepaid shall not be redrawn.

(d)	Any notice of prepayment given by the Borrower shall be irrevocable, and unless a contrary indication appears in this Facility Letter, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

10.4	Break Costs

(a)	Any prepayment under this Facility Letter shall be made together with accrued interest on the amount prepaid and any amount calculated by the Bank to compensate it for its reasonable costs and expenses properly incurred in administering or giving effect to the payment of that Loan prior to the maturity.

(b)	Prepayments may only be made on four occasions in any 12-month period.

10.5	Any amount prepaid shall not be redrawn.

10.6	Interest Period Calculation in the Event of Prepayment or Repayment: If all or any part of the Facility is prepaid or repaid prior to the last day of its interest period, that interest period shall:-

(a)	for the purposes of calculating interest only and in relation only to the amount prepaid or repaid, be treated as ending on the day on which that amount is prepaid or repaid; and

(b)	for all other purposes under this Facility Letter, continue to end, and shall be treated as ending, on the last day of that interest period.

11.	Security

All monies owing by the Borrower to the Bank shall be secured by the following:-

(a)	a fresh joint and several guarantee for an unlimited amount (the “Personal Guarantee”), to be provided by the Guarantors;

(b)	a fresh corporate guarantee for an unlimited amount, to be provided by Primech Holdings Ltd.; and

(c)	a fresh corporate guarantee for an unlimited amount, to be provided by Primech A & P Pte. Ltd.,

(collectively, the “Security Documents” and each a “Security Document”).

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12.	Representations and Warranties

The Borrower represents and warrants to the Bank for itself and/or the Guarantors, and shall be deemed to so represent and warrant on the date of each utilisation and on the first day of each interest period, that:-

(a)	Status: each of it and the Corporate Guarantor is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted, and the Personal Guarantor is capable of managing his/her own affairs;

(b)	Binding obligations: the obligations expressed to be assumed by it and the Guarantors in this Facility Letter and the Security Documents, as applicable are legal, valid, binding and enforceable obligations;

(c)	Non-conflict with other obligations: the entry into and performance by it and the Guarantors of, and the transactions contemplated by this Facility Letter and the Security Documents, as applicable do not and will not conflict with:-

(i)	any law or regulation applicable to it and/or the Guarantors;

(ii)	its and/or the Corporate Guarantor’s constitutional documents; or

(iii)	any agreement or instrument binding upon it and/or the Guarantors or any of its and/or the Guarantors’ assets;

(d)	Power and authority: it and the Guarantors have the power to enter into, perform and deliver, and have taken all necessary action to authorise its and the Guarantors’ entry into, performance and delivery of, this Facility Letter and the Security Documents, as applicable and the transactions contemplated therein;

(e)	Validity and admissibility in evidence: all authorisations, consents, approvals, resolutions, licences, exemptions, filings, orders, lodgements or registrations (collectively, the “Authorisations”) required or desirable to enable it and the Guarantors:-

(i)	to lawfully enter into, exercise its and/or the Guarantors’ rights and comply with its and/or the Guarantors’ obligations in this Facility Letter and the Security Documents, as applicable;

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(ii)	to make this Facility Letter and the Security Documents, as applicable admissible in evidence in its and/or the Corporate Guarantor’s jurisdiction of incorporation and/or the jurisdiction of the Personal Guarantor’s citizenship and domicile; and

(iii)	to carry on its and/or the Corporate Guarantor’s business, and which are material,

have been obtained or effected and are in full force and effect;

(f)	Governing law and enforcement: the choice of Singapore law as the governing law of this Facility Letter and the Security Documents, as applicable will be recognised and enforced in its and/or in the Corporate Guarantor’s jurisdiction of incorporation and/or the jurisdiction of the Personal Guarantor’s citizenship and domicile, and any judgement obtained in Singapore in relation to this Facility Letter and the Security Documents, as applicable will be recognised and enforced in its and/or the Corporate Guarantor’s jurisdiction of incorporation and/or the jurisdiction of the Personal Guarantor’s citizenship and domicile;

(g)	Deduction of tax: it and the Guarantor are not required under the law applicable where it or the Corporate Guarantor is incorporated or resident or where the Personal Guarantor is resident or domiciled to make any deduction for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) (“Tax”) from any payment it and/or the Guarantor may make under this Facility Letter or any Security Document;

(h)	No filing or stamp taxes: under the law of its and/or the Corporate Guarantor’s jurisdiction of incorporation and/or the jurisdiction of the Personal Guarantor’s citizenship and domicile, it is not necessary that this Facility Letter or any Security Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Facility Letter or any Security Document or the transactions contemplated therein, save for the requisite registration of the Security Documents referred to in Clause 12 above;

(i)	No default: no Event of Default is continuing or might reasonably be expected to result from the making of any Loan under the Facility, and no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding upon it and/or the Guarantors or to which its and/or the Guarantors’ assets are subject which might have a materially adverse effect on its and/or the Guarantors’ business, operations, assets, condition (financial or otherwise) or prospects;

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(j)	Anti-Bribery Laws: none of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower and, to the knowledge of the Borrower, its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(k)	Anti-Money Laundering: the operations of the Borrower, its subsidiaries and their respective affiliates are and have been conducted at all times in material compliance with applicable financial record keeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Borrower, any of its subsidiaries or any of their respective affiliates (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower, any of its subsidiaries, any of their respective affiliates or any of their respective directors, officers, agents or employees, in each case, with respect to Money Laundering Laws is pending or, to the best of the Borrower’s knowledge, threatened;

(l)	Sanctioned Entities: none of the Guarantor, the Borrower, any of their respective subsidiaries, any director or officer, or any employee, agent, or affiliate, of the Guarantor, the Borrower or any of their respective subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, HM Treasury, the Hong Kong Monetary Authority or the Monetary Authority of Singapore (collectively, the “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions;

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(m)	No misleading information:

(i)	any factual information provided by it and/or the Guarantors for the purposes of the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(ii)	any financial projections provided by it and/or the Guarantors for the purposes of the Facility have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; and

(iii)	nothing has occurred and no information has been given or withheld that results in any information provided being untrue or misleading in any material respect;

(n)	Financial statements:

(i)	the latest audited financial statements provided by it and/or the Corporate Guarantor were prepared in accordance with generally accepted accounting principles in Singapore, save to the extent expressly disclosed in such financial statements;

(ii)	the latest audited financial statements provided by it and/or the Corporate Guarantor give a true and fair view and represent its financial condition and operations during the relevant financial year, save to the extent expressly disclosed in such financial statements; and

(iii)	there has been no material adverse change in its or the Corporate Guarantor’s business or financial condition since the date of the last audited financial statements;

(o)	Pari passu ranking: its and the Guarantors’ payment obligations under this Facility Letter and the Security Documents as applicable rank at least pari passu with the claims of all its and/or the Guarantors’ other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally; and

(p)	No proceedings pending or threatened: there are no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency against it or the Guarantors, or as far as it is aware, threatened against it or the Guarantors which might have a materially adverse effect on its and/or the Guarantors’ business, operations, assets, condition (financial or otherwise) or prospects.

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13.	Undertakings

The Borrower undertakes that, for so long as any sum remains to be lent or remains payable under this Facility Letter or any Security Document:-

(a)	Constitutional documents: it shall not without the prior written consent of the Bank substantially alter the nature of its business, and/or amend or alter any of the provisions in its constitutional documents relating to its borrowing powers and principal business activities;

(b)	Shareholding: it shall procure that none of its shareholders change their ownership in it without the prior written consent of the Bank;

(c)	Authorisations: it shall and shall procure that the Guarantors obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisations required to enable it and/or the Guarantors, as the case may be to perform its and/or the Guarantors’ obligations under this Facility Letter and the Security Documents, as applicable, and to ensure the legality, validity, enforceability or admissibility in evidence in its and/or the Corporate Guarantor’s jurisdiction of incorporation and/or the jurisdiction of the Personal Guarantor’s citizenship and domicile of this Facility Letter and the Security Documents, as applicable, and supply certified true copies of all such Authorisations to the Bank;

(d)	Compliance with laws: it shall and shall procure that the Guarantors comply in all respects with all laws to which it and/or the Guarantors may be subject;

(e)	Merger: it shall not and shall procure that the Corporate Guarantor does not enter into any amalgamation, merger, consolidation, de-merger, corporate reconstruction, company restructuring, or sale of substantial parts of its assets and/or operations etc without the Bank’s prior written consent;

(f)	Change of business: it shall and shall procure that the Corporate Guarantor ensure that no substantial change is made to the general nature of its and/or the Corporate Guarantor’s business from that carried on as at the date of this Facility Letter;

(g)	Audited Financial Statements: it shall furnish the Bank with its annual audited financial statements promptly and in any event no later than 6 months from the end of each financial year;

(h)	Management Accounts: it shall furnish the Bank with its half-yearly management accounts promptly and in any event no later than 60 days from the end of each term;

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(i)	Provision of information: it shall and shall procure that the Guarantors provide promptly to the Bank (i) all documents dispatched by it to its shareholders (or any class of them) or its creditors generally, (ii) (if applicable) any announcement, notice or other document posted by it onto any electronic website maintained by any stock exchange, and/or (iii) any financial or other information that the Bank may from time to time, reasonably request;

(j)	Proceedings: it shall and shall procure that the Guarantors, upon becoming aware of them, provide to the Bank the details of (i) any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and/or the Guarantors, and/or (ii) any judgment or order of a court, arbitral body or agency made against it and/or the Guarantors;

(k)	Notification of default: it shall and shall procure that the Guarantors promptly notify the Bank of the occurrence of any Event of Default upon becoming aware of its occurrence;

(I)	Right of First Refusal (interest rate and foreign exchange): it shall give the Bank the right of first refusal for all its interest rate and foreign exchange hedging requirements in connection with the Facility;

(m)	Negative Pledge: it shall not and shall procure that none of its subsidiaries shall:-

(i)	create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien, arising by operation of law in the ordinary course of trading) to arise on or affect the whole or any part of its undertaking, property, assets and rights other than pledges created over goods and/or services acquired pursuant to documentary credits opened in the ordinary course of trading for the purpose of financing the acquisition or provision of goods and services; or

(ii)	part with, transfer, sell or dispose of or attempt or agree to part with, transfer, sell or dispose of the whole or any part of its undertaking, property, assets and rights except by way of sale at full value in the usual and ordinary course of trading as now conducted and for the purpose of carrying on the relevant business; or

(iii)	grant, issue or extend any guarantee or indemnity or enter into any other form of contractual undertaking or arrangement of similar effect in respect of any indebtedness or obligations, actual or contingent, of any other person whatsoever except in the usual and ordinary course of trading as now conducted by it and its subsidiaries and for the purpose of the carrying on by it of its business.

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The above clause shall not be deemed breached by reason only of the existence of any mortgage, debenture, charge, pledge, lien or other encumbrance or guarantee or indemnity which has been created or which subsists or has arisen prior to the date of this Facility Letter, provided that any further or additional encumbrance over or affecting the relevant asset, or increase in the amount secured by or other variation of the relevant encumbrance or guarantee or indemnity of similar effect, shall constitute such a breach;

(n)	Pari Passu Covenant: its obligations under the Facility shall at all times rank at least equally and rateably in all respects with its obligations owing to other financial institutions in terms of security and support;

(o)	Use of Proceeds: it shall not, directly or indirectly, use any part of the proceeds of the Facility, for any payments that could constitute a violation of any applicable anti-bribery law;

(p)	Funding of Sanctioned Activities: it will not, directly or indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor or otherwise); and

(q)	Further assurance: it will and will procure that the Guarantors will from time to time on request by the Bank do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Bank may consider necessary for giving full effect to this Facility Letter or any Security Document or securing to the Bank the full benefits of all rights and powers and remedies conferred upon the Bank in this Facility Letter or any Security Document.

14.	Events of Default

14.I	Each of the following events set out below is an Event of Default:-

(a)	Non-payment: the Borrower or the Guarantors does not pay on the due date any amount payable pursuant to this Facility Letter or any Security Document at the place at and in the currency in which it is expressed to be payable;

(b)	Non-compliance with obligations: the Borrower and/or the Guarantors does not comply with any provision of this Facility Letter and/or any Security Document (other than that referred to in Clause 15.1(a) above);

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(c)	Misrepresentation: any representation, warranty or statement made or deemed to be made by the Borrower and/or the Guarantors in this Facility Letter, any Security Document or any other document delivered by or on behalf of the Borrower and/or the Guarantors under or in connection with this Facility Letter and/or any Security Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(d)	Cross-default:

(i)	any Financial Indebtedness (as defined below) of the Borrower and/or the Guarantors is not paid when due nor within any originally applicable grace period;

(ii)	any Financial Indebtedness of the Borrower and/or the Guarantors is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness of the Borrower and/or the Guarantors is cancelled or suspended by a creditor of the Borrower or the Guarantors as a result of an event of default (however described); or

(iv)	any creditor of the Borrower and/or the Guarantors becomes entitled to declare any indebtedness of the Borrower or the Guarantors due and payable prior to its specified maturity as a result of an event of default (however described).

For the purposes of this Facility Letter, the term “Financial Indebtedness” means any indebtedness for or in respect of:-

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(v)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in Singapore be treated as a balance sheet liability;

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(vi)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(vii)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(ix)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above;

(e)	Cessation of business / Incapacity:

(i)	the cessation (or threatened cessation), transfer, transmission or assignment (whether by agreement, operation of law or otherwise) of the whole or a substantial part of the Borrower’s and/or the Corporate Guarantor’s business or of the Borrower’s and/or the Corporate Guarantor’s beneficial interest in it or control of it; or

(ii)	the Personal Guarantor is dead or, by reason of illness or incapacity (whether mental or physical), incapable of managing his/her own affairs;

(f)	Insolvency:

(i)	the Borrower or the Guarantors is presumed or deemed to be unable or admits inability to pay its debts, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	the value of the assets of the Borrower or the Guarantors is less than its liabilities (taking into account contingent and prospective liabilities); or

(iii)	a moratorium is declared in respect of any indebtedness of the Borrower or the Guarantors;

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(g)	Insolvency proceedings: any corporate action, legal proceeding or other procedure or step is taken in relation to:-

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Guarantors;

(ii)	a composition, assignment or arrangement with any creditor of the Borrower or the Guarantors;

(iii)	the appointment of a liquidator, receiver, trustee, judicial manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Borrower or the Guarantors or any of its or the Guarantors’ assets;

(iv)	enforcement of any security over any assets of the Borrower or the Guarantor; or

(v)	the bankruptcy of the Personal Guarantor,

or any analogous procedure or step taken in any jurisdiction;

(h)	Creditor’s process: any appropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or the Guarantors;

(i)	Ownership: the Borrower ceases to be a subsidiary within the meaning of Section 5 of the Companies Act 1967 of Singapore, of the Primech Holdings Ltd.;

(j)	Unlawfulness: it is or becomes unlawful for the Borrower or the Guarantors to perform any of its obligations under this Facility Letter or any Security Document;

(k)	Repudiation: the Borrower or the Guarantors repudiates, or evidences an intention to repudiate, this Facility Letter or any Security Document;

(l)	Declared company: the Borrower or the Corporate Guarantor is declared by the Minister of Finance to be a company to which Part IX of the Companies Act 1967 of Singapore applies;

(m)	Nationalisation: all or a material part of the assets of the Borrower or the Guarantors are seized, compulsorily acquired, expropriated or nationalised;

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(n)	Security documents: any event, whether or not described as such in any of the Security Documents, occurs thereby rendering the moneys payable under, or secured by any of the Security Documents to become due and payable before its normal maturity;

(o)	Adverse change: any event which in the Bank’s opinion gives grounds for belief that the Borrower or the Guarantors may not perform its obligations referred to in this Facility Letter or any Security Document or that the Bank’s interest under any Security Document may be jeopardised.

14.2	On or any time after the occurrence of an Event of Default, the Bank may by notice to the Borrower:-

(a)	cancel the Facility whereupon the Facility shall be immediately cancelled;

(b)	declare that all or part of the Facility, together with accrued interest, and all other amounts accrued or outstanding under this Facility Letter and/or any Security Document be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Facility be payable on demand, whereupon it shall immediately become payable on demand by the Bank.

14.3	The Borrower shall pay any costs or expenses incurred by the Bank in administering and giving effect to or consequent upon any early termination by reason of the occurrence of an Event of Default, in addition to the payment of the prepayment fee (if any) specified in this Facility Letter. The amount of any such costs and expenses will be calculated by the Bank.

15.	Payments

15.1	On each date on which the Borrower or the Guarantors is required to make a payment under this Facility Letter or any Security Document, the Borrower shall and shall ensure that the Guarantors make the same available to the Bank (unless a contrary intention appears in this Facility Letter or any Security Document) for value on the due date at the time and in such funds specified by the Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment, without set-off, deduction, counterclaim, withholding or condition of any kind.

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15.2	In the event the Borrower or the Guarantors is required by applicable law to make a deduction or withholding for or on account of Tax from a payment under this Facility Letter or any Security Document, the sum payable by the Borrower or the Guarantors shall be increased to the extent necessary to ensure that the Bank receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

15.3	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

16.	Currency of Account

16.1	Subject to Clauses 17.2 and 17.2 below, SGD is the currency of account and payment for any sum due from the Borrower or the Guarantors under this Facility Letter or any Security Document.

16.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

16.3	Any amount expressed to be payable in a currency other than SGD shall be paid in that currency.

17.	Currency and other Indemnities

17.1	Currency Indemnity:

(a)	If any sum due from the Borrower or the Guarantors under this Facility Letter or any Security Document (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “Currency of Account”) in which that Sum is payable into another currency (the “Currency of Payment”) for the purpose of:-

(i)	making or filing a claim or proof against the Borrower or the Guarantors; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the Currency of Account into the Currency of Payment and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	The Borrower waives and shall procure that the Guarantors waive any right it may have in any jurisdiction to pay any amount under this Facility Letter or any Security Document in a currency or currency unit other than that in which it is expressed to be payable.

(c)	Without prejudice to any other provision in this Facility Letter, any amount received or recovered by the Bank in respect of any Sum in a currency other than the Currency of Account shall only constitute a discharge to it to the extent of the amount in the Currency of Account which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

17.2	Other Indemnities

The Borrower shall or shall procure that the Guarantors will, within three (3) Business Days of demand, indemnify the Bank against any cost, loss or liability incurred by the Bank as a result of:-

(a)	the occurrence of any Event of Default, or investigation of any event the Bank reasonably believes is an Event of Default;

(b)	the information provided, produced or approved by the Borrower or the Guarantors being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or the Guarantors or with respect to the transactions contemplated or financed under this Facility Letter;

(d)	a failure by the Borrower or the Guarantors to pay any amount due under this Facility Letter or any Security Document on its due date;

(e)	funding, or making arrangements to fund a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Facility Letter (other than by reason of wilful default or gross negligence of the Bank alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

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18.	Calculations and Certificates

18.1	In any litigation or arbitration proceedings arising out of or in connection with this Facility Letter or any Security Document, the entries made in the accounts maintained by the Bank are prima facie evidence of the matters to which they relate.

18.2	Any certification or determination by the Bank of a rate or amount under this Facility Letter or any Security Document is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

18.3	Any interest, commission or fee accruing under this Facility Letter or any Security Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days, or in any case where the practice in the relevant interbank market differs, in accordance with that market practice, and subject to the below, without rounding. The aggregate amount of any accrued interest, commission or fee which is, or becomes payable by the Borrower under the Facility Letter shall be rounded to 2 decimal places.

19.	Increased Costs

19.1	To the extent that the Bank shall not be compensated under any other provision in this Facility Letter, the Borrower shall, within three (3) Business Days of a demand by the Bank, pay to the Bank the amount of any Increased Costs incurred by the Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Facility Letter. The terms “law” and “regulation” in this paragraph shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax (other than Tax assessable on the Bank’s overall net income).

19.2	In this Facility Letter, “Increased Costs” means:-

(a)	a reduction in the rate of return from the Facility or on the Bank’s overall capital (including, without any limitation, as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Bank);

(b)	an additional or increased cost; or

(c)	any reduction of any amount due and payable under this Facility Letter or any Security Document, which is incurred or suffered by the Bank to the extent that it is attributable to the Bank having entered into its commitment referred to in this Facility Letter, or funding or performing its obligations under this Facility Letter or any Security Document.

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20.	Costs and Expenses

20.1	The Borrower shall, within three (3) Business Days of demand, pay the Bank the amount of all costs and expenses (including legal fees) reasonably incurred by the Bank in connection with the negotiation, preparation, printing and execution of this Facility Letter and any other documents referred to in this Facility Letter or executed after the date of this Facility Letter.

20.2	If the Borrower or the Guarantors requests an amendment, waiver or consent, the Borrower shall, within three (3) Business Days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	The Borrower shall, within three (3) Business Days of demand, pay to the Bank the amount of all costs and expenses (including legal fees) incurred by the Bank in connection with the enforcement of, or the preservation of any rights under this Facility Letter or any Security Document.

21.	Set-off

In addition to any other right of combination of accounts, lien or other rights which the Bank is entitled, the Bank is entitled to settle any indebtedness owed by the Borrower to the Bank, whether such liabilities be actual, prospective or contingent, primary or collateral and several or joint, by transferring moneys from any credit balance to which the Borrower is entitled on any account with the Bank, whether or not due and whether in Singapore or anywhere in the world, notwithstanding that the balances on such other account may not be expressed in the same currency. The right of the Bank shall not be affected by the winding up of the Borrower.

22.	Equator Principle

The Bank is a member of a group of financial institutions that have voluntarily subscribed to the Equator Principles (which are a set of principles designed to promote environmental and social responsibility). Accordingly, the Bank expects the Borrower to comply with the Equator Principles and take such steps necessary to ensure that it and/or the use of the proceeds of the Facility comply with the Equator Principles. Details of the Equator Principles can be found at http://www.equator-principles.com/.

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The Borrower agrees to take such steps necessary to ensure that it and/or the use of the proceeds of the Facility comply with the Equator Principles. The Bank may terminate the Facility if at any time the Bank reasonably believes that adequate steps are not being taken to comply with the Equator Principles and the Borrower has not remedied the position to the Bank’s reasonable satisfaction within 30 days of the Bank’s written request.

23.	Banking (Exposure Limits) Rules

The Banking (Exposure Limits) Rules (Cap. 155S) and regulations in respect thereof in Hong Kong have imposed on the Bank certain limitations on advances to persons related or connected to the HSBC Group. In accepting this Facility Letter, the Borrower should, to the best of its knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower is not so related or connected. The Bank would also ask, that if the Borrower becomes aware that it becomes so related or connected in future, it immediately advises the Bank in writing. The following paragraphs contain an explanation of when the Borrower may be considered related or connected to the HSBC Group for the purposes hereof.

The information set out here is for reference only. For further details, the Banking (Exposure Limits) Rules (Cap. 155S) may be accessed at https://www.elegislation.gov.hk/hk/cap155S.

The Borrower may be considered as related or connected to the HSBC Group if it is:-

(a)	a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

(b)	a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

(c)	a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:-

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

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(d)	a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:-

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

A person has “control” if such person is:-

(i)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act; or

(ii)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and “controller” means either an “indirect controller” or a “majority shareholder controller”.

“employee” includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

“minority shareholder controller” in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

“relative” in relation to a natural person, means the following:-

(i)	a parent, grandparent or great grandparent;

(ii)	a step-parent or adoptive parent;

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(iii)	a brother or sister;

(iv)	the spouse;

(v)	if the person is a party to a union of concubinage - the other party of the union;

(vi)	a cohabitee;

(vii)	a parent, step-parent or adoptive parent of a spouse;

(viii)	a brother or sister of a spouse;

(ix)	a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(x)	a grandson, granddaughter, great grandson or great granddaughter.

24.	Business Day

The term “Business Day” means a day (other than a Saturday or Sunday or a public holiday) on which banks are open for general business in Singapore and:-

(a)	in any relevant financial centre for the currency and transaction involved (including but not limited to New York (in relation to any date for payment or purchase of USD) and London (in relation to any date for payment or purchase in GBP)); and

(b)	(in relation to any date for payment or purchase of a currency relating to a Loan) a Banking Day (as defined in the Appendix: Details of Benchmark Rates) applicable to that Loan.

25.	Demand and Notice

Any demand made, or notice given, by the Bank under this Facility Letter may be given by any manager, officer or firm acting as solicitor of the Bank by letter addressed to the Borrower or any officer of the Borrower. It may be sent by prepaid post to or left at the Borrower’s address last known to the Bank or at the Borrower’s registered office. It may be sent by telex, fax or other electronic means to the Borrower’s last known telex, fax or electronic mail address. If sent by prepaid post, it shall be deemed to have been made or given at noon the second day following the day the letter was posted. If sent by telex, fax or other electronic means, it shall be deemed to have been made or given at the time of transmission.

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Unless otherwise advised by the Bank, any notices given by the Borrower to the Bank under this Facility Letter shall be delivered to the address set out below, or such other substitute address notified to the Borrower by the Bank:-

10 Marina Boulevard

#47-01 Marina Bay Financial Centre Tower 2

Singapore 018983

(Attention: Lionel Wee, Commercial Banking)

Any demand or notice given under or in connection with this Facility Letter or any Security Document must be in English.

All other documents provided under or in connection with this Facility Letter or any Security Document must be in English, or if not in English and if so required by the Bank, be accompanied by a certified English translation satisfactory to the Bank (and in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document).

26.	Partial Invalidity

If, at any time, any provision of this Facility Letter or any Security Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	Force Majeure

The Bank shall not be liable to the Borrower for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular but not limited to strikes, industrial action (whether involving the Bank’s staff or not), equipment failure or interruption of power supplies. The Bank will always endeavour to give notice generally to customers of any anticipated delays by notices in branches.

28.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under this Facility Letter or any Security Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Facility Letter are cumulative and not exclusive of any rights or remedies provided by law.

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29.	Assignment

Unless expressly agreed otherwise by the Bank, the Bank may assign or transfer all or any part of its rights, benefits and/or obligations under this Facility Letter by delivering to the Borrower a notice in writing. Such assignment or transfer shall take effect as from the effective date specified in the notice and the Bank shall thereafter be released from such rights, benefits and/or obligations. No assignment or transfer of any right, benefit or obligations in this Facility Letter shall be made by the Borrower in any way.

30.	Contracts (Rights of Third Parties) Act

Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 2001 of Singapore, no term of this Facility Letter or any Security Document is enforceable by a person who is not a party hereto or thereto.

31.	Governing Law

This Facility Letter is governed by Singapore law.

32.	Enforcement

Jurisdiction of Singapore courts

(a)	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Facility Letter (including a dispute regarding its existence, validity or termination of this Facility Letter) (a “Dispute”).

(b)	The Bank and the Borrower agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly, no party will argue to the contrary.

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(c)	This Clause 33 is for the benefit of the Bank only. As a result, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

Yours faithfully

/s/ Lionel Wee	/s/ Nellie Chua
Lionel Wee	Nellie Chua
Vice President	Senior Vice President and Team Manager
Commercial Banking	Commercial Banking

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APPENDIX: DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Relevant definitions
SORA Reference Rate	SGD

“Banking Day” means any day other than a Saturday, Sunday, public holiday or bank holiday in Singapore.

“Compounded Rate” for an interest period is the percentage rate per annum calculated by the Bank as set out in accordance with the formula below:

where:

“d0” is the number of Banking Days in the relevant interest period excluding the final Banking Day in that interest period;

“i” is a series of whole numbers from one to do, each representing the relevant Banking Days in chronological order from, and including, the first Banking Day in the relevant interest period to and excluding the final Banking Day in that interest period;

“DailyRatei-LP” means, for any Banking Day “i” in the relevant interest period, the Daily Rate for that Banking Day which is the applicable Lookback Period prior to that Banking Day “i”;

“ni” means, for any Banking Day “i” in the relevant interest period, the number of calendar days from, and including, that Banking Day “i” up to, but excluding, the following Banking Day;

“dcc” means 365 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“Relevant Market” means the Singapore Dollars wholesale market; and

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“d” means the number of calendar days in the relevant interest period excluding the final day of that interest period.

“Daily Rate” means in relation to any Banking Day:

(a)	the SORA Screen Rate for that Banking Day; or

(b)	if the SORA Screen Rate is not available for at least one, but no more than four consecutive Banking Days, the last available published SORA Screen Rate, rounded in either case to four decimal places (with 0.00005 being rounded upwards) and if in the case of (a) or (b) that rate is less than zero, the Daily Rate shall be deemed to be zero.

“Lookback Period” means 5 Banking Days.

“SORA Compounded Reference Rate” means in relation to an interest period, the Compounded Rate for that interest period, provided that if:

(a)	the SORA Screen Rate is not published for five or more consecutive Banking Days; or

(b)	the Monetary Authority of Singapore issues a public statement that includes one or more of the following:

(1) the Monetary Authority of Singapore has ceased or will cease to publish the SORA Screen Rate permanently or indefinitely; or

(2) the benchmark administrator of the SORA Screen Rate has ceased to provide the SORA Screen Rate permanently or indefinitely,

the applicable SORA Compounded Reference Rate for the relevant interest period shall be replaced with:

(A)	the replacement reference rate recommended by the Monetary Authority of Singapore (or any successor administrator) and/or a working group or committee sponsored or chaired by, or constituted at the request of, the Monetary Authority of Singapore; or

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(A)	if the replacement reference rate referred to in paragraph (A) above is not available, a replacement reference rate selected by the Bank, and agreed to by the Borrower, taking into account such market conventions and regulatory guidance as may be relevant to the selection of a replacement reference rate in connection with such events; or

(B)	if the replacement reference rate referred to in paragraph (A) above is not available and for so long as there is no agreement on the replacement reference rate referred to in paragraph (B) above, the Bank’s cost of funds.

“SORA Reference Rate” means the SORA Compounded Reference Rate.

“SORA Screen Rate” means the daily Singapore Overnight Rate Average published by the Monetary Authority of Singapore (or a successor administrator), as the administrator of the benchmark, on the Monetary Authority of Singapore’s website currently at http://www.mas.gov.sg, or any successor website officially designated by the Monetary Authority of Singapore (or as published by its authorised distributors).

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To:	The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch

ACCEPTANCE AND CONFIRMATION

We, Primech AI Pte. Ltd., confirm our acceptance of the offer and all the terms and conditions contained in the attached letter dated 17 October 2024.

/s/ Ho Kin Wai		/s/ Sng Yew Jin
For and on behalf of
Primech AI Pte. Ltd.

Name(s):	Ho Kin Wai	Sng Yew Jin
Designation:	Director	Department Head
Date:	30 October 2024

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17 October 2024

To:	The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the “Bank”)

GUARANTOR’S CONFIRMATION

I, Ho Kin Wai, confirm that:-

(a)	I consent to the terms and conditions as set out in the Bank’s facility letter dated 17 October 2024 to Primech AI Pte. Ltd. (the “Facility Letter”); and

(b)	I am and will be bound by the terms of the guarantee executed or to be executed by me in favour of the Bank as referred to in the Facility Letter, and that my obligations under the said guarantee are and will remain in full force and effect.

/s/ Ho Kin Wai
Name:	Ho Kin Wai
Identification No.:	HJ2086123
Date:	30 October 2024

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To:	The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the “Bank”)

GUARANTOR’S CONFIRMATION

I, Kwek Jin Ngee, Vernon, confirm that:-

(a)	I consent to the terms and conditions as set out in the Bank’s facility letter dated 17 October 2024 to Primech AI Pte. Ltd. (the “Facility Letter”); and

(b)	I am and will be bound by the terms of the guarantee executed or to be executed by me in favour of the Bank as referred to in the Facility Letter, and that my obligations under the said guarantee are and will remain in full force and effect.

/s/ Kwek Jin Ngee, Vernon
Name:	Kwek Jin Ngee, Vernon
Identification No.:	S7145417G
Date:	30 October 2024

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To:	The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the “Bank”)

GUARANTOR’S CONFIRMATION

We, Primech A & P Pte. Ltd., confirm that:-

(a)	we consent to the terms and conditions as set out in the Bank’s facility letter dated 17 October 2024 to Primech AI Pte. Ltd. (the “Facility Letter”); and

(b)	we are and will be bound by the terms of the guarantee executed or to be executed by us in favour of the Bank as referred to in the Facility Letter, and that our obligations under the said guarantee are and will remain in full force and effect.

/s/ Ho Kin Wai		/s/ Sng Yew Jin
For and on behalf of
Primech A & P Pte. Ltd.

Name:	Ho Kin Wai	Sng Yew Jin
Designation:	Director	Director
Date:	30 October 2024

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17 October 2024

To:	The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the “Bank”)

GUARANTOR’S CONFIRMATION

We, Primech Holdings Ltd., confirm that:-

(a)	we consent to the terms and conditions as set out in the Bank’s facility letter dated 17 October 2024 to Primech AI Pte. Ltd. (the “Facility Letter”); and

(b)	we are and will be bound by the terms of the guarantee executed or to be executed by us in favour of the Bank as referred to in the Facility Letter, and that our obligations under the said guarantee are and will remain in full force and effect.

/s/ Ho Kin Wai		/s/ Sng Yew Jin
For and on behalf of
Primech Holdings Ltd.

Name:	Ho Kin Wai	Sng Yew Jin
Designation:	Director	Director
Date:	30 October 2024